EXHIBIT 99.1

CASMED Announces First Quarter 2014 Financial Results

FORE-SIGHT® Sales Increase 24%

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., May 1, 2014 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three months ended March 31, 2014. Net sales were $5.7 million for the first quarter of 2014, compared with $5.6 million for the first quarter of 2013. The net loss applicable to common stockholders was ($0.11) and ($0.14) per share for the first quarter of 2014 and 2013, respectively.

Highlights of the first quarter of 2014 and recent weeks include (all comparisons are with the first quarter of 2013):

  FORE-SIGHT sales increased 24%, led by a 34% increase in U.S. sales of FORE-SIGHT disposable sensors.
  A record net 93 FORE-SIGHT cerebral oximeters were shipped worldwide.
  Cumulative FORE-SIGHT oximeters shipped as of March 31, 2014 reached 1,028, a 33% increase.
  Four direct FORE-SIGHT U.S. sales reps were added in January bringing the total to nine.
  Karen Harris-Coleman joined CASMED as Executive Vice President, International Sales.
  An exclusive distribution agreement for FORE-SIGHT was signed with Gamida, for sales coverage in France.
  The Company closed the quarter with $6.0 million in cash plus $1.8 million available under an undrawn line-of-credit.

Management Commentary

"We are proud of the momentum we are achieving with FORE-SIGHT, as sales increased 24% compared with the prior year and 7% sequentially. These gains are being led by domestic disposable sensor sales, which increased 34% over the prior year and 15% sequentially," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "In addition to gains in the U.S., we expanded our international reach with a recent exclusive distribution agreement for France, the world's fifth largest medical products market."

He added, "As market acceptance of FORE-SIGHT ELITE™ continues to build, the leverage we expected in our business is becoming increasingly evident in our financial statements. With revenue growth, gross margin expansion and operating expense control, this leverage should become more pronounced in the second half of the year, allowing us to cut our cash burn rate significantly."

Financial Results

For the first quarter of 2014, the Company reported net sales of $5.7 million, an increase of 2% from net sales of $5.6 million reported for the first quarter of 2013. FORE-SIGHT oximetry sales were $2.8 million, an increase of $0.5 million, or 24%, over the first quarter of 2013. FORE-SIGHT disposable sensor sales increased $0.6 million, or 30%, to $2.4 million, compared with the prior-year period. All other sales were $2.9 million, a decrease of $0.4 million, or 12%, from the first quarter of 2013.

The operating loss for the first quarter of 2014 was $1.8 million, a decrease of $0.1 million, or 8%, from the $1.9 million operating loss reported for the first quarter of 2013.

The Company recorded a net loss applicable to common stockholders for the first quarter of 2014 of $2.1 million or ($0.11) per common share, compared with $1.9 million or ($0.14) per common share for the first quarter of 2013. The first quarter of 2013 included $0.4 million of income from the demutualization of the Company's insurance provider.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss first quarter 2014 results. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at www.casmed.com.

A telephone replay will be available from 1:00 p.m. Eastern time on May 1, 2014, through 11:59 p.m. Eastern time on May 15, 2014. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 32362150
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2013, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
@LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended
	March 31,
	2014	2013

Net sales	$ 5,711,057	$ 5,575,838

Cost of sales	3,367,403	3,350,856
Gross profit	2,343,654	2,224,982

Operating expenses:
Research and development	881,733	1,052,860
Selling, general and administrative	3,226,561	3,081,754
Total operating expenses	4,108,294	4,134,614

Operating loss	(1,764,640)	(1,909,632)

Interest expense	85,233	65,729
Other income	(786)	(388,178)

Net loss	(1,849,087)	(1,587,183)

Preferred stock dividend accretion	314,271	293,201
Net loss applicable to common stockholders	$ (2,163,358)	$ (1,880,384)

Per share basic and diluted loss applicable to common stockholders:	$ (0.11)	$ (0.14)

Weighted average number of common shares outstanding:
Basic and diluted	19,148,985	13,391,752

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$ 6,033,685	$ 8,190,302
Accounts receivable	2,909,542	2,425,417
Inventories	4,317,117	3,931,007
Other current assets	421,049	510,710
Total current assets	13,681,393	15,057,436

Property and equipment	9,503,207	9,102,991
Less accumulated depreciation	(7,209,110)	(6,849,543)
	2,294,097	2,253,448

Intangible and other assets, net	851,549	851,737
Total assets	$ 16,827,039	$ 18,162,621

Accounts payable	$ 2,061,927	$ 1,594,147
Accrued expenses	1,465,567	1,737,312
Current portion of long-term debt	1,603,351	994,898
Total current liabilities	5,130,845	4,326,357

Deferred gain on sale and leaseback of property	461,855	495,515
Long term debt, less current portion	3,320,853	3,915,949
Total liabilities	8,878,553	8,737,821

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	78,011	77,298
Additional paid-in capital	19,276,929	18,939,869
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(25,277,614)	(23,428,527)
Total stockholders' equity	7,948,486	9,424,800

Total liabilities & stockholders' equity	$ 16,827,039	$ 18,162,621